EXHIBIT 3.3

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               SOUND ADVICE, INC.

                                    ARTICLE I

         The name of the corporation is SOUND ADVICE, INC. (hereinafter called the "Corporation").

                                   ARTICLE II

         The general nature of the business or businesses to be transacted is:

                  (a) To carry on the business of purchasing and selling at wholesale and retail electronic equipment and component parts and all businesses necessarily or impliedly incidental thereto.

                  (b) To buy, sell, exchange, lease, lend, import, export, manufacture, repair, service, improve, manage, deal and trade in any and all kinds of property, real, personal or mixed, of whatsoever nature and wheresoever situated, as principal, agent, factor, correspondent, or broker, for the corporation account or for the account of others.

                  (c) To negotiate, invest in, acquire, buy, sell, transfer, convey, encumber, hypothecate, exchange, trade, service, deal in any and all types of investments and securities, as principal, agent, factor, correspondent, representative or broker.

                  (d) To engage in any and all lawful businesses, trades, occupations and professions.

                  (e) To generally engage in, do and perform any enterprise, act or vocation that a natural person might or could do or perform.

                  (f) To engage in any commercial, industrial and agricultural enterprises calculated or designed to be profitable to this corporation and in conformity with the laws of the State of Florida.

                                   ARTICLE III

         The aggregate number of shares which the corporation shall have the authority to issue is ten million (10,000,000) shares of common stock, all of which are to have a par value of one cent ($0.01).

                                   ARTICLE IV

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         The amount of capital with which the corporation shall begin business shall be Five Hundred ($500.00) Dollars.

                                    ARTICLE V

         The corporation is to have perpetual existence.

                                   ARTICLE VI

         The post office address of the principal office of the corporation is 1901 Tigertail Boulevard, Dania Beach, Florida 33004.

                                   ARTICLE VII

         DIRECTORS

                  (a) NUMBER. The number of directors of the corporation may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be less than one.

                  (b) STAGGERED TERMS. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The first director in excess of the number divisible by three shall be assigned to Class I, and any additional director shall be assigned to Class II, as the case may be. At the first election of directors to such classified Board of Directors, each Class I Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class II Director shall be elected to serve until the second annual meeting of shareholders and each Class III Director shall be elected to serve until the third annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of directors equal to the number of directors of a class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article 7, directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                                  ARTICLE VIII

         The names and post office address of the President and Secretary-Treasurer are:

           President       PETER BESHOURI            1901 Tigertail Boulevard
                                                     Dania Beach, Florida  33004

           Secretary       MICHAEL BLUMBERG          1901 Tigertail Boulevard
                                                     Dania Beach, Florida  33004

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                                   ARTICLE IX

                  The Board of Directors is authorized to adopt By-laws, including provisions, governing the issuance of stock certificates to replace lost or destroyed stock certificates and provisions prohibiting the transfer of the stock of the corporation and of the preemptive rights to such stock, provided such By-laws are not contrary to the laws of the State of Florida.

                                    ARTICLE X

         The corporation shall indemnify any officer or director, or any former officer or director, of the corporation to the fullest extent permitted by law.

                                   ARTICLE XI

         Any shareholder of record of the corporation holding 15% or more of the outstanding shares of common stock of the corporation shall be entitled to require cumulative voting for the election of the directors of the corporation at the next shareholders' meeting to be held by he corporation for the purpose of the election of directors provided such shareholder, at the time such shareholder holds 15% or more of the outstanding common stock of the corporation, shall elect to require cumulative voting by giving written notice to the President or Vice President of the corporation no later than six months after the holding of the previous shareholders' meeting at which directors of the corporation were elected. In such event, each shareholder of the corporation at the next shareholders' meeting for the election of directors shall be allowed to cumulatively vote his shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of said shareholders' shares or to distribute such votes on the same principle among as many candidates as such shareholder may wish. The right to vote cumulatively as herein provided shall not be further restricted or qualified by any provision in the By-laws of the company.